Exhibit 10.30
LOAN AGREEMENT
between
BERJAYA GROUP (CAYMAN) LIMITED
(as Lender)
and
ROADHOUSE GRILL, INC.
(as Borrower)
As of August 10, 2005

i

ii

LOAN AGREEMENT
     This Agreement dated as of August 10, 2005, is between BERJAYA GROUP (CAYMAN) LIMITED, a Cayman Islands corporation (the “Lender”), and ROADHOUSE GRILL, INC., a Florida corporation (the “Borrower”). The Borrower’s obligation to repay any line of credit loan described in this Agreement is contained in that certain Line of Credit Promissory Note in the original principal amount of One Million Two Hundred Fifty Thousand and No/100 Dollars ($1,250,000.00) of even date herewith and any additional promissory notes now or hereafter executed and delivered by the Borrower to the Lender and any renewals, modifications, restatements, amendments and extensions thereof (collectively, the “Note”), which is expressly NOT incorporated herein pursuant to Section 201.08(6), Florida Statues and Rules 12B-4.052(6)(b) and (12)(g), Florida Administrative Code.
1. LINE OF CREDIT AMOUNT AND TERMS
1.1 Line of Credit Amount.
(a)	During the availability period described below, the Lender will provide a line of credit to the Borrower. The amount of the line of credit is One Million Two Hundred Fifty Thousand and No/100 Dollars ($1,250,000.00) (the “Commitment”).
(b)	This is a non-revolving line of credit. Any amount borrowed, even if repaid before the expiration date of the line of credit, permanently reduces the remaining available line of credit. Each amounts borrowed hereunder shall be referred to herein as a “Loan” and all amounts borrowed hereunder shall be referred to collectively as “Loans”.
(c)	The Borrower agrees not to permit the principal balance of all Loans outstanding at any time to exceed the Commitment.
1.2 Availability Period.
The line of credit is available between the date of this Agreement and May 15, 2006 or such earlier date as the Commitment may terminate as provided in this Agreement (the “Commitment Expiration Date”).
1.3 Repayment Terms.
(a)	Interest accrued on the principal amount of the Loans outstanding from time to time shall be due and payable on the Commitment Expiration Date. All interest payments shall be made without reduction for any United States withholding tax that may be applicable thereto, with the Borrower being solely responsible for paying all such taxes on behalf of the Lender.
(b)	The Borrower may prepay any and all Loans in full or in part at any time. The prepayment will reduce the amount of the Line of Credit and no longer be available for borrowing under this Agreement.

1.4 Mandatory Prepayment in Certain Events.
     (a) Immediately upon receipt of the net cash proceeds of each advance purchase of food, beverage, goods and/or services credits (each, a “Credit Sale Transaction”), the Borrower agrees to make a principal prepayment equal to the net proceeds so received. As used herein, “net proceeds” of any such Credit Sale Transaction means the actual cash proceeds received and collected by the Borrower reduced solely by the direct out of pocket expenses actually incurred, or reasonably anticipated to be incurred, by the Borrower in connection therewith. Each prepayment under this Section will reduce the amount of the Line of Credit and no longer be available for borrowing under this Agreement.
     (b) Without limiting the application of any other provision of this Agreement which accelerates the Commitment Termination Date, upon the closing of any Sale Transaction (as defined in Section 7.12 hereof), all Loans then outstanding shall become immediately due and payable and the Commitment shall forthwith terminate.
1.5 Interest Rate; Limitation.
The interest rate on all Loans is Ten Percent (10%) per annum. Notwithstanding any other provision contained in this Agreement, the Lender does not intend to charge, and the Borrower shall not be required to pay, any amount of interest or other charges that is in excess of the maximum permitted by applicable law. Any payment in excess of such maximum shall be refunded to the Borrower or credited against principal, at the option of the Lender. It is the express intent hereof that the Borrower not pay and the Lender not receive, directly or indirectly, interest in excess of that which may be lawfully paid under applicable law including the usury laws in force in the State of Florida.
1.6 Expenses.
The Borrower agrees to immediately reimburse the Lender for expenses incurred by the Lender in connection with the transactions contemplated in this Agreement, including, but not limited to, filing, recording and search fees.
1.7 Reimbursement Costs.
The Borrower agrees to reimburse the Lender for any costs and expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, the reasonable fees and disbursements of the Lender’s outside legal counsel, Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.
2. COLLATERAL
All personal property (including rights as tenants under real property lease) owned by the Borrower or in which the Borrower has rights, now owned or held or owned or acquired in the future by the Borrower, and wherever located (collectively, the “Collateral”), will secure the Borrower’s obligations to the Lender under this Agreement and the other Loan Documents (as hereinafter defined). The Collateral is further defined in the Security Agreement executed by the Borrower in connection herewith. Notwithstanding the foregoing, at such time as the Borrower sells its restaurant in Columbia, South Carolina, the Lender shall release its security interest in any Collateral located at such restaurant and included in such sale, and the Borrower shall not be required to prepay any Loans as a condition of obtaining such release.
3. DISBURSEMENTS, PAYMENTS AND COSTS
3.1 Disbursements and Payments.
(a)	Each payment by the Borrower will be made in U.S. Dollars and in immediately available funds.
(b)	Each disbursement by the Lender and each payment by the Borrower will be evidenced by records kept by the Lender.
3.2 Telephone and Telefax Authorization.
(a)	The Lender may honor telephone or telefax instructions for advances or repayments given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.
(b)	Advances will be deposited in the Borrower’s bank deposit account identified in a writing separately delivered to the Lender simultaneously with the Borrower’s execution and delivery of this Agreement, or such other of Borrower’s accounts at other banks as shall be designated in writing by the Borrower to the Lender from time to time hereafter.
(c)	The Borrower will indemnify and hold the Lender harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions which the Lender reasonably believes are made by any individual authorized by the Borrower to give such instructions. This paragraph will survive the termination of this Agreement, and will benefit the Lender and its officers, employees, agents and legal counsel.
3.3 Business Days.
Unless otherwise provided in this Agreement, a “Business Day” is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the State of Florida. All payments and disbursements which would be due on a day that is not a Business Day will be due on the next Business Day.
3.4 Interest Calculation.
Except as otherwise stated in this Agreement, all interest will be computed on the basis of a 360-day year and the actual number of days elapsed.
3.5 Default Rate.
Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement or the Note, all amounts outstanding under this Agreement and the Note, including any interest, fees, or costs which are not paid when due, will at the option of the Lender bear interest at a rate of Eighteen Percent (18%) per annum. This may result in compounding of interest. This will not constitute a waiver of any default.
4. CONDITIONS
Before the Lender is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Lender, including the items specifically listed below.
4.1 Note and Security Agreements.
A signed original Note and signed original security agreements covering the Collateral which the Lender requires (the Note, all such security agreements, this Agreement and each other agreement, instrument or document executed and delivered or to be executed and delivered in connection herewith, collectively, the “Loan Documents”).
4.2 Governing Documents.
A copy of the Borrower’s organizational documents.
4.3 Authorizations.
Evidence that the execution, delivery and performance by the Borrower of this Agreement, the Note and each other Loan Document to which the Borrower is a party have been duly authorized by the Board of Directors of the Borrower.
4.4 Perfection and Evidence of Priority.
Evidence that the security interests and liens in the Collateral in favor of the Lender are valid, enforceable, properly perfected in a manner acceptable to the Lender and prior to all other liens and security interests, except those the Lender consents to in writing.
4.5 Payment of Expenses of Lender.
Payment of all amounts due and owing to the Lender, including without limitation payment of all accrued and unpaid expenses incurred by the Lender as required by Sections 1.6 and 1.7 hereof.
4.6 Good Standing.
Certificate of status for the Borrower from the State of Florida.

4.7 Legal Opinion.
A written opinion from the Borrower’s legal counsel, Akerman, Senterfitt & Eidson, P.A., covering such matters as the Lender may require. The form and substance of the opinion must be acceptable to the Lender.
4.8 Insurance.
Evidence of insurance coverage, as required in Section 6.13 hereof.
5. REPRESENTATIONS AND WARRANTIES
When the Borrower signs this Agreement, and until the Lender is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit hereunder constitutes a renewal of these representations and warranties as of the date of the request:
5.1 Formation.
The Borrower is duly formed and existing under the laws of the State of Florida.
5.2 Authorization.
This Agreement, the Note and each other Loan Document or other instrument or agreement required hereunder are within the Borrower’s powers, have been duly authorized and do not conflict with any of its organizational documents.
5.3 Enforceable Agreement.
Each Agreement, the Note and each other Loan Document to which the Borrower is a party is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered by the Borrower, will be similarly legal, valid, binding and enforceable.
5.4 Good Standing.
In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.
5.5 No Conflicts.
This Agreement does not conflict with any law, agreement or obligation by which the Borrower is subject or is a party or is bound or to which any of its property is subject.
5.6 Financial Information.
All financial and other information that has been or will be supplied to the Lender is sufficiently complete to give the Lender accurate knowledge of the Borrower’s financial condition, results of operations and cash flows, including disclosure of all material contingent liabilities. Since the date of the most recent financial statement provided to the Lender, there has been no material adverse change in the business condition (financial or otherwise), operations, cash flows, properties or prospects of the Borrower except as have been disclosed in writing to the Lender or as has been disclosed in the Borrower’s annual and periodic reports filed with the Securities and Exchange Commission (the “SEC”).
5.7 Litigation.
There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower’s financial condition or ability to repay the Loans, except as have been disclosed in writing to the Lender or as has been disclosed in the Borrower’s reports filed with the SEC.
5.8 Collateral.
All Collateral required in this Agreement or any Loan Document is owned by the Borrower, free of any title defects or any liens or interests of others, except those which have been approved by the Lender in writing.
5.9 Permits, Franchises, Etc.
The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark and service mark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.
5.10 Other Obligations.
The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Lender or as has been disclosed in the Borrower’s reports filed with the SEC.
5.11 Tax Matters.
The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year, and all taxes due have been paid, except as have been disclosed in writing to the Lender.
5.12 No Event of Default.
There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement, the Note or any other Loan Document.
5.13 Insurance.
The Borrower has obtained, and maintained in effect, the insurance coverage required by Section 6.13 of this Agreement.

6. COVENANTS
The Borrower agrees, so long as credit is available under this Agreement and until the Lender is repaid in full:
6.1 Use of Proceeds.
To use the proceeds of all Loans only for the Borrower’s working capital requirements, but shall not be used to fund or pay any termination, severance, retirement or similar obligations to any director, officer, employee or consultant of the Borrower.
6.2 Financial Information.
(a)	Promptly, upon sending or receipt, copies of any management letters and correspondence relating to management letters, sent or received by the Borrower to or from the Borrower’s auditors.
(b)	Copies of the federal income tax return of the Borrower, within 15 days of filing, and, if requested by the Lender, copies of any extensions of the filing date.
(c)	Copies of the Borrower’s Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report concurrent with the filing thereof with the SEC.
6.3 Compensation.
To not increase the total salaries, bonuses, withdrawals or other compensation, including severance pay, of its principal officers or directors.
6.4 Dividends and Distributions.
Not to declare or pay any dividends (except dividends paid in capital stock), redemptions of stock or distributions to its shareholders.
6.5 Other Debts.
Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Lender), or become liable for the liabilities of others, without the Lender’s written consent. This does not prohibit:
(a)	Acquiring goods, supplies, or merchandise on normal trade credit in the ordinary course of business consistent with the Borrower’s past practices.

(b)	Endorsing negotiable instruments received in the usual course of business.

(c)	Obtaining surety bonds in the usual course of business.

(d)	Liabilities under leases in existence on the date of this Agreement or additional leases entered into hereafter, or modifications of existing leases, made on terms that are not materially less favorable to the Borrower than those under existing leases.

(e)	Obligations to honor credits sold in any Credit Sale Transaction.

(f)	Obligations under capital leases or for borrowed money to the extent reflected in the balance sheet of the Borrower as of April 24, 2005 included in the Borrower’s Form 10-K Annual Report for the fiscal year then ended as filed with the Securities and Exchange Commission.
6.6 Other Liens.
Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:
(a)	Liens and security interests in favor of the Lender.

(b)	Liens for taxes not yet due.

(c)	Liens outstanding on the date of this Agreement disclosed in writing to the Lender.
6.7 Maintenance of Assets.
(a)	Except as provided in Section 2 hereof with respect to the sale of the Columbia, South Carolina restaurant, not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(b)	Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(c)	To maintain and preserve all material rights, privileges, and franchises the Borrower now has.

(d)	To make all repairs, renewals, or replacements necessary to keep the Borrower’s properties in good working condition.
6.8 Investments.
Not to make any investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for investments in any of the following: (i) bank certificates of deposit;
(ii)	U.S. treasury bills and other obligations of the federal government; and

(iii)	commercial paper.
6.9 Loans.
Not to make any loans, advances or other extensions of credit to any individual or entity, except for extensions of credit to its restaurant customers in accordance with past practices.

6.10 Change of Management.
Not to, without the Lender’s written consent, make any substantial change in the present executive or management personnel of the Borrower.
6.11 Additional Negative Covenants.
Not to, without the Lender’s written consent:
(a)	Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(b)	Acquire or purchase a business or its assets.

(c)	Engage in any business activities substantially different from the Borrower’s present business.

(d)	Liquidate or dissolve the Borrower’s business.

(e)	Voluntarily suspend its business.
6.12 Notices to Lender.
To promptly notify the Lender in writing of:
(a)	Any lawsuit involving a claim of more than $100,000 against the Borrower.

(b)	Any substantial dispute between any governmental authority and the Borrower.

(c)	Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default under this Agreement or any other Loan Document.

(d)	Any change in the Borrower’s name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

(e)	The incurrence of any contingent liabilities of the Borrower and any such contingent liabilities which are reasonably foreseeable, where such liabilities are in excess of $100,000 in the aggregate.
6.13 Insurance.
(a)	General Business Insurance. To maintain insurance, on terms and conditions, and as to amount, nature and carrier, not less favorable to the Borrower than the Borrower’s existing insurance coverage, covering property damage (including loss of use and occupancy) to any of the Borrower’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for the Borrower’s business.

(b)	Insurance Covering Collateral. To maintain all risk property damage insurance policies covering the tangible property comprising the Collateral which is not less favorable to the Borrower than the Borrower’s existing insurance coverage as to amount, nature and carrier. Each insurance policy must be for the full replacement cost of the Collateral and include a replacement cost endorsement. The insurance must be issued by an insurance company acceptable to the Lender and must include a lender’s loss payable endorsement in favor of the Lender in a form acceptable to the Lender.

(c)	Evidence of Insurance. Upon the request of the Lender, to deliver to the Lender a copy of each insurance policy, or, if permitted by the Lender, a certificate of insurance listing all insurance in force.
6.14 Compliance with Laws.
To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower’s business unless noncompliance therewith would not have a material adverse effect on the Borrower’s business, financial condition or the Collateral. The Lender shall have no obligation to make any advance to the Borrower except in compliance with all applicable laws and regulations and the Borrower shall fully cooperate with the Lender in complying with all such applicable laws and regulations.
6.15 Perfection of Liens.
To help the Lender perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.
6.16 Cooperation.
To take any action reasonably requested by the Lender to carry out the intent of this Agreement.
7. DEFAULT AND REMEDIES
If any of the following events of default occurs, the Lender may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Lender has no obligation to make advances or extend additional credit under this Agreement. In addition, if any event of default occurs, the Lender shall have all rights, powers and remedies available under the Loan Documents and any other instruments and agreements required by, or executed in connection with, this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under Section 7.4 below, then the entire debt outstanding under this Agreement will automatically be due immediately.
7.1 Failure to Pay.
The Borrower fails to make a payment under this Agreement and/or the Note when due.

7.2 Cross-default.
Any default by the Borrower occurs under any Credit Sale Agreement or other agreement for borrowed money or which the Borrower has guaranteed.
7.3 False Information.
The Borrower has given the Lender materially false or misleading information or representations.
7.4 Bankruptcy.
The Borrower files a bankruptcy petition, a bankruptcy petition is filed against the Borrower, or the Borrower makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against the Borrower is dismissed within a period of 30 days after the filing; provided, however, that such cure opportunity will be terminated upon the entry of an order for relief in any bankruptcy case arising from such a petition.
7.5 Receivers.
A receiver or similar official is appointed for a substantial portion of the Borrower’s business, or the Borrower’s business is terminated, or if the Borrower is liquidated or dissolved.
7.6 Lien Priority.
The Lender fails to have an enforceable lien on or security interest in any Collateral given as security for the Borrower’s obligations under this Agreement and the other Loan Documents and, except as otherwise permitted under this Agreement, such lien or security interest is not, or ceases to be, a first priority lien or security interest.
7.7 Lawsuits.
Any lawsuit or lawsuits are filed on behalf of one or more trade creditors or others against the Borrower in an aggregate amount of $100,000 or more in excess of any insurance coverage.
7.8 Judgments.
Any judgments or arbitration awards are entered against the Borrower, or the Borrower enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of $100,000 or more in excess of any insurance coverage.
7.9 Government Action.
Any government authority takes action that the Lender believes materially adversely affects the Borrower’s financial condition or ability to repay the Loans.

7.10 Default under Related Documents.
Any default occurs under the Note, any Loan Document or any other promissory note, security agreement or other document required by or delivered in connection with this Agreement or any such Loan Document, instrument or document ceases to be valid, binding and enforceable against the Borrower.
7.11 Other Breach Under Agreement.
A default occurs under any other term or condition of this Agreement not specifically referred to in this Article. If, in the Lender’s opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of thirty (30) days after the date on which the Lender gives written notice of the breach to the Borrower.
7.12 Failure to Appoint Lender Representative to Borrower’s Board of Directors In Certain Circumstances.
     (a) If, on or prior to October 31, 2005, the Borrower shall not have entered into a binding and enforceable (i) merger agreement, (ii) agreement to sell all or substantially all of its assets and business or (iii) other agreement on the closing of which all or substantially all of the Borrower’s assets and business will be sold or a complete change of ownership of the Borrower will occur (any of the transactions contemplated in clauses (i), (ii) or (iii), a “Sale Transaction”), unless, prior to such date, a designee of the Lender reasonably acceptable to the Borrower’s Board of Directors shall have been appointed as a member of the Board of Directors of the Borrower; or
     (b) If, on or prior to October 31, 2005 the Borrower has entered into a binding and enforceable agreement for a Sale Transaction and either (i) any party (including the Borrower) or parties to such Sale Transaction terminate such agreement or otherwise definitely indicate that they will not proceed with the Sale Transaction (a “Sale Termination"), or (ii) the closing of the Sale Transaction does not occur within 90 days following the Borrower entering into such agreement, unless a designee of the Lender reasonably acceptable to the Borrower’s Board of Directors is appointed as a member of the Board of Directors of the Borrower within five (5) business days following the Sale Termination or the expiration of such 90-day period, as applicable.
8. ENFORCING THIS AGREEMENT; MISCELLANEOUS
8.1 Florida Law.
This Agreement is governed by Florida law.
8.2 Successors and Assigns.
This Agreement is binding on the Borrower’s and the Lender’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Lender’s prior written consent. The Lender may sell participations in or assign this loan, and may exchange information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

8.3 Waiver of Jury Trial.
THE PARTIES IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR PURSUANT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.
8.4 Severability; Waivers.
If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Lender retains all rights, even if it makes a Loan after default. If the Lender waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.
8.5 Attorneys’ Fees.
The Borrower shall reimburse the Lender for any reasonable costs and attorneys’ fees incurred by the Lender in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement. In the event of a lawsuit or other proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or proceeding, as determined by the court. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Lender is entitled to recover costs and reasonable attorneys’ fees incurred by the Lender related to the preservation, protection, or enforcement of any rights of the Lender in such a case.
8.6 One Agreement.
This Agreement, the Note, the other Loan Documents and any related security or other agreements required by this Agreement, collectively:
(a)	represent the sum of the understandings and agreements between the Lender and the Borrower concerning this credit;
(b)	replace any prior oral or written agreements between the Lender and the Borrower concerning this credit; and
(c)	are intended by the Lender and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.
In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.
8.7 Indemnification.
The Borrower will indemnify and hold the Lender harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this

Agreement, the Note, any Loan Document or any other document required hereunder, (b) any credit extended or committed by the Lender to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any Loan Document any such other document, or any such credit. This indemnity includes but is not limited to attorneys’ fees. This indemnity extends to the Lender, its parent, affiliates, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower’s obligations to the Lender. All sums due to the Lender hereunder shall be obligations of the Borrower, due and payable immediately without demand.
8.8 Notices.
Unless otherwise provided in this Agreement or in another agreement between the Lender and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Lender and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.
8.9 Headings.
Article and section headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.
8.10 Counterparts.
This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.
[Signatures are on next page]

     This Agreement is executed as of the date stated at the top of the first page.

BERJAYA GROUP (CAYMAN) LIMITED
By:	/s/ Francis Lee
	Name:	Print Francis Lee
	Title:	Executive Director

Address where notices to the Lender are to be sent:
c/o Berjaya Group Berhad
12th Floor, Menara Berjaya, KL Plaza
179 Jalan Bukit Bintang
55100 Kuala Lumpur, Maylasia
Facsimile: _______________________
Attention: Francis Lee, Executive Director

With copy to: Stuart D. Ames, Esq. Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. 150 West Flagler Street, Suite 2200 Miami, Florida 33130 Facsimile: (305) 424-0672

ROADHOUSE GRILL, INC.
By:	/s/ Michael C. Brant
	Name:	Print Michael C. Brant
	Title:	Executive Vice President and Chief Financial Officer

Address where notices to the Borrower are to be sent:
2703-A Gateway Drive
Pompano Beach, Florida 33069
Facsimile: (954) 969-5422
Attention: Michael C. Brant, Chief Financial Officer

With copy to:

Philip B. Schwartz, Esq.
Akerman Senterfitt & Eidson, P.A.
One Southeast Third Avenue, 28th Floor
Miami, Florida 33131
Facsimile: (305) 374-5095